Exhibit 10.41

June 5, 2008

Charles R. Newsom

1362 Brenner Park Drive

Venice, FL 34292

Re:          Addendum to Offer of Employment letter dated January 31, 2006

Dear Chuck:

This letter will confirm the change to the severance provisions found in second sentence of the sixth paragraph of your Offer of Employment Letter from Jim Rizzo dated January 31, 2006.

The second sentence of the sixth paragraph of your Offer of Employment Letter is hereby replaced in its entirety by the following two paragraphs:

“In the event your employment with Duane Reade Inc. (the “Company”) is terminated other than for “cause” between April 1, 2008 and April 1, 2011, you will be entitled to receive severance payments for a period of 24 months following the effective date of such termination.  The total amount of your severance payments in such event will be equal to two (2) times your annual base salary at the rate in effect at the time of termination, payable in equal bi-weekly installments over a period of twenty-four (24) months immediately following your termination of employment in accordance with the Company’s usual payroll practices.

In the event your employment with the Company is terminated after April 1, 2011, you will be entitled to receive severance payments for a period of 12 months following the effective date of such termination.  The total amount of your severance payments in such event will be equal to one (1) times your annual base salary at the rate in effect at the time of termination, payable in equal bi-weekly installments over a period of twelve (12) months immediately following your termination of employment in accordance with the Company’s usual payroll practices.”

It is the intention of you and the Company that any severance paid to you under your Offer of Employment Letter (as amended hereby) is not to be construed as “deferred compensation” (as defined under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) and that the restrictions and possible delays in payment that could be imposed under 409A should not apply.  However, notwithstanding the foregoing, if counsel to the Company reasonably concludes that it is reasonably necessary to avoid additional or accelerated taxation pursuant to Section 409A in respect of one or more payments to which you are entitled pursuant to the Offer of Employment Letter (as amended hereby), then you shall not receive any such payments until the first regular payroll date which occurs at least six (6) months following the date of your termination, at which time you shall receive a single lump sum payment for all amounts that would have been payable in respect of the period preceding such date but for the delay imposed on account of Section 409A, and the remainder of such payments shall thereafter be paid in equal bi-monthly installments for the remainder of the two-year or one-year payment period, as applicable.  In furtherance of the intent of this paragraph, each payment or installment shall be treated as a separate payment pursuant to Treasury Regulations Section 1.409A-2(b)(2)(iii) in order to maximize the application of payments during the “short term deferral period” under Section 409A.

Your Offer of Employment Letter (as amended hereby) and this Addendum shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made and performed wholly within the State of New York, without giving effect to the conflict of laws provisions thereof.

Except as expressly modified hereby, the provisions of your Offer of Employment Letter are and shall remain in full force and effect.

Sincerely,

/s/ JOHN LEDERER

John Lederer
Chairman and Chief Executive Officer
Duane Reade